Exhibit 4.38

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”) is dated as of 1st day January 2013 and entered into by and between:

(1)
DRYSHIPS INC. a company organized and existing under the laws of Marshall Islands with registered address at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960 (the “Dryships”); and

(2)	CARDIFF MARINE INC., a company organized and existing under the laws of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia (the “Cardiff”)

(collectively referred to as “Parties”, and individually as “Party”)

WHEREAS:

A.
Dryships and Cardiff have entered into a Global Services Agreement dated 1st December 2010 (the “Global Services Agreement”) pursuant to which Cardiff was engaged to act as consultant on matters of chartering and sale and purchase transactions for the offshore drilling units operated by the majority owned subsidiary of Dryships, Ocean Rig UDW Inc.

B.	In consideration of above services, Cardiff is entitled to receive from Dryships 1% fee in connection with chartering arrangements and 0.75% in connection with sale and purchase activities.
C.	Pursuant to Clause 9.2 of the Global Services Agreement, the Global Services Agreement may be terminated at any time by mutual agreement by the Parties.
D.	In above context, the Parties have mutually agreed to terminate the Global Services Agreement.

NOW THEREFORE the Parties hereto agree as follows:

1.	THAT the Global Services Agreement shall be terminated and shall be no longer in force and effect with effect as of 1st January 2013 (the “Effective Date”).

2.
THAT from the Effective Date the Parties hereby mutually release and discharge each other from and against any and all costs, damages, liabilities, and/or claims whatsoever which either of the Parties hereto now has or may hereafter have, against the other Party hereto, by reason of, or in connection with the Global Services Agreement and/or the termination of the Global Services Agreement pursuant to the provisions of this Agreement.

IN WITNESS WHEREOF the Parties hereto have executed this Agreement as of the date first above written.

(Signature page to follow.)

For and on behalf of DRYSHIPS INC. /s/ Ziad Nakhleh Name: Ziad Nakhleh Title: Chief Financial Officer	For and on behalf of CARDIFF MARINE INC. /s/ Haris Alivizatos Name: Haris Alivizatos Title: Legal Representative